Exhibit 99.1

Investor Contact:
Quintin Lai Vice President, Investor Relations (610) 594-3318
Quintin.Lai@westpharma.com
West Announces Fourth-Quarter and Full-Year 2017 Results and
Announces Quarterly Dividend
- Conference Call Scheduled for 9 a.m. EST Today -

Exton, PA, February 15, 2018 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the fourth-quarter and full-year 2017 and provided financial guidance for full-year 2018.

Executive Summary

•
Fourth-quarter 2017 reported net sales of $415.6 million grew 8.7% over the prior-year quarter. At constant currency, organic sales growth was 4.5%. Excluding impacts from the deconsolidation of operations in Venezuela and hurricane-related shutdowns, organic sales growth would have been 6.0%.

•	Full-year 2017 reported net sales of $1.599 billion grew 6.0% over the prior year. At constant currency, organic sales growth was 5.2%.

•
Fourth-quarter 2017 reported-diluted EPS was $0.00, reflecting a charge related to U.S. tax reform that reduced EPS by $0.64. Excluding this impact, fourth-quarter 2017 adjusted-diluted EPS was $0.64, as compared to $0.54 in the prior-year quarter.

•	Full-year 2017 reported-diluted EPS was $1.99, including the aforementioned tax charge. Full-year 2017 adjusted-diluted EPS was $2.78, as compared to $2.18 in the prior year, representing 28% growth.

•
For full-year 2018, net sales at constant-currency growth is expected to be within our long-term projected 6-8% range. Excluding 2017 net sales that will not recur in 2018, constant-currency sales growth is expected to be at the high end of that 6-8% range.

•	Full-year 2018 adjusted-diluted EPS is expected to be in a range of $2.80 and $2.90, an increase of 1% to 4%, respectively, compared to $2.78 in 2017.

•
The Company announced that its Board of Directors has approved a second-quarter 2018 dividend of $0.14 per share. The dividend will be paid on May 2, 2018, to shareholders of record as of April 18, 2018. The Board of Directors also authorized a share repurchase program for calendar-year 2018 of up to 800,000 shares.

•	In conjunction with the ongoing Global Operations strategy, our Board of Directors has approved a restructuring program that will help streamline our manufacturing plant network. These changes are expected to be implemented over the next twelve to twenty-four months. The plan will require restructuring expense in the range of $8.0 million to $13.0 million.

“Adjusted-diluted EPS,” “net sales at constant currency” and “organic sales” are Non-GAAP measurements. See discussion under the heading “Non-GAAP Financial Measures” in this release.

Executive Commentary

“We had a solid finish to the year with fourth-quarter 2017 organic sales growth in line with our expectations,” said Eric M. Green, President and Chief Executive Officer. “We were pleased to see a return to double-digit growth in our Biologics market unit and high-single digit growth in our Generics market unit.”

Mr. Green concluded, “We expect 2018 will be another year of above-market sales growth and operating profit margin expansion. We have been growing in excess of the 2-3% underlying unit growth of the injectable drug market we serve, as we continue to leverage the demand for our high-value products. Our teams continue to work closely with our global customer base to deliver the highest-quality critical components and solutions in a demanding regulatory backdrop for the packaging and delivery of injectable medicines.”

Fourth-Quarter and Full-Year 2017 Financial Results (comparisons to prior-year periods)

Fourth-quarter 2017 reported net sales of $415.6 million grew 8.7% over the prior-year quarter. At constant currency, organic sales growth was 4.5%. Excluding impacts from the deconsolidation of operations in Venezuela and hurricane-related shutdowns, we estimate that organic sales growth would have been 6.0%. Proprietary Products segment organic sales growth was 1.4%. By market unit, fourth-quarter 2017 Proprietary Products segment sales growth was led by double-digit growth in Biologics and high-single digit growth in Generics, offset by a low-single digit decline in Pharma. Contract-Manufactured Products segment organic sales growth was 14.2%.

Full-year reported net sales of $1.599 billion grew 6.0% over the prior year. At constant currency, organic sales growth was 5.2%. Proprietary Products segment organic sales growth was 3.2%. By market unit, 2017 Proprietary Products segment sales growth was led by high-single digit growth in Biologics and mid-single digit growth in Pharma with flat performance in Generics. Contract-Manufactured Products segment organic sales growth was 12.0%.

Gross profit margin in fourth-quarter 2017 was 30.9%, a decline of 140 basis points from the same period last year, mainly due to higher unabsorbed overhead from new capacity at our Waterford and Dublin, Ireland and Kinston, North Carolina sites and due to Contract-Manufactured Products constituting a higher percentage of total sales. Fourth-quarter 2017 operating profit margin was 14.7%, a 30-basis point increase from the same quarter last year (excluding prior-year restructuring and related charges and a pension curtailment gain). SG&A as a percent of sales dropped from 15.9% in Q4 2016 to 14.2% in Q4 2017, due to lower stock-based compensation and U.S. pension expense, slightly offset by higher compensation and benefits and incremental costs associated with foreign currency rate translation.

Gross profit margin in full-year 2017 declined by 110 basis points, mainly due to higher sales of lower-margin Contract-Manufactured Products and unabsorbed overhead from newly-commissioned facilities.

Full-year 2017 reported operating profit margin was 14.3%. Adjusted operating profit margin was 15.0%, an increase of 20 basis points over the prior year (please see reconciliation data at the end of this press release). The decrease in gross profit margin was more than offset by lower SG&A expense as a percentage of sales and other income of $9.1 million for reimbursed costs associated with a technology license.

For the full-year 2017, income tax expense was $80.9 million, which represented an effective tax rate of 36.4%. Excluding a $48.8 million charge from U.S. tax reform in the fourth quarter of 2017 and a $33.1 million benefit from changes associated with accounting for share-based payment transactions, the effective tax rate in 2017 would have been 29.3%. We believe, as a result of U.S. tax reform, our effective 2018 tax rate (excluding any tax benefits from stock-based compensation expense) will be reduced by approximately three percentage points from the 2017 effective tax rate of 29.3%.

During the fourth-quarter 2017, the Company repurchased 475,000 shares of common stock at a cost of $47.4 million. For the full-year 2017, the Company repurchased 800,000 shares of common stock at a cost of $74.4 million.

Full-Year 2018 Financial Guidance

The Company expects 2018 organic sales growth is expected to be within our long-term projected 6-8% range. Excluding sales that will not recur in 2018 ($32.6 million of 2017 sales will not recur in 2018 due to the cessation of a single customer contract, who opted to bring in-house its consumer plastics contract manufacturing operations, and deconsolidation of our Venezuelan operations), the Company expects 2018 sales growth to be at the higher end of that range. Full-year 2018 sales are expected to be in the range of $1.720 billion to $1.730 billion, using an assumed translation exchange rate of $1.20 per Euro.

The Company expects to expand both gross and operating profit margins in 2018. Excluding items from 2017 that will not recur in 2018 (e.g., the Company does not expect any 2018 income from the sale of a technology license that occurred in 2017), operating profit margin is expected to increase in excess of 100 basis points, which includes investments we are making for future growth such as required validation testing at our Waterford facility in advance of commercial production later this year.

In conjunction with the ongoing Global Operations strategy, our Board of Directors has approved a restructuring program that will help streamline our manufacturing plant network and enable us to make investments to drive our high-value proprietary products and healthcare-related contract manufacturing business, and drive margin expansion.

These changes are expected to be implemented over the next twelve to twenty-four months. The plan will require restructuring expense in the range of $8.0 million to $13.0 million and capital expenditures in the range of $9.0 million to $14.0 million. Once fully completed, we expect that the plan will provide the Company with annualized savings in the range of $17.0 million to $22.0 million.

Full-year 2018 adjusted-diluted EPS is expected to be in a range of $2.80 to $2.90, an increase of 1% to 4%, respectively, compared to $2.78 in 2017. This estimate excludes any expense or benefits from the Global Operations restructuring plan. Excluding tax-benefits from stock-based compensation expense ($0.44 of diluted-EPS benefits in 2017, an estimated $0.14 of diluted-EPS benefits in 2018), the Company expects full-year 2018 adjusted-diluted EPS to increase by 14% to 18%.

The Company estimates its 2018 capital spending will be approximately $150 million.

Fourth-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 9393569.

A live broadcast of the conference call will be available at the Company’s website, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.

An online archive of the broadcast will be available at the website three hours after the live call and will be available through Thursday, February 22, 2018, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering conference ID 9393569.

Forward-Looking Statements
Certain forward-looking statements are included in this release. They use such words as “expected,” “continue,” “are,” “increase,” “will,” “estimated,” “believe,” “expect,” “include,” “estimate,” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. There is no certainty that actual results will be achieved in-line with current expectations. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive. For a description of certain additional factors that could cause the Company’s future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

This press release and the preceding discussion of the Company’s results, financial guidance, and the accompanying financial tables use the following financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP), and therefore are referred to as Non-GAAP financial measures:

•	Net sales at constant currency (organic sales growth)

•	Adjusted operating profit

•	Adjusted operating profit margin

•	Adjusted income tax expense

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Total invested capital

•	Net debt-to-total invested capital

The Company believes that these Non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. The Company’s executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to its segments. The Company believes that the use of these Non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.

The Company’s executive management does not consider such Non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, Non-GAAP financial measures are presented in connection with GAAP results. The Company urges investors and potential investors to review the reconciliations of its Non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.

Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. Dollar at the applicable foreign exchange rates in effect during the comparable prior-year period. In calculating adjusted operating profit, adjusted operating profit margin, adjusted income tax expense, adjusted net income and adjusted diluted EPS, the Company excludes the impact of items that are not considered representative of ongoing operations. Such items may include restructuring and related costs, certain asset impairments, other specifically-identified gains or losses, and discrete income tax items. A reconciliation of these adjusted Non-

GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.

The following is a description of the items excluded from adjusted operating profit, adjusted income tax expense, adjusted net income, and adjusted diluted EPS for the three and twelve months presented in the accompanying tables:

Tax law changes - During the three and twelve months ended December 31, 2017, the Company recorded a net tax charge of $48.8 million due to the estimated impact of U.S. tax reform, including the repatriation tax on accumulated foreign earnings and the remeasurement of deferred tax assets and other tax liabilities, as well as the impact of changes in enacted international tax rates on previously-recorded deferred tax asset and liability balances. During the three and twelve months ended December 31, 2016, the Company recorded a discrete tax charge of $0.7 million and $1.0 million, respectively, resulting from the impact of changes in enacted tax rates on its previously-recorded deferred tax asset and liability balances.

Venezuela deconsolidation - During the twelve months ended December 31, 2017, as a result of the continued deterioration of conditions in Venezuela, as well as its continued reduced access to U.S. Dollar settlement controlled by the Venezuelan government, the Company recorded a charge of $11.1 million related to the deconsolidation of its Venezuelan subsidiary, following its determination that it no longer met the GAAP criteria for control of that subsidiary. As of April 1, 2017, the Company’s consolidated financial statements exclude the results of its Venezuelan subsidiary.

Restructuring and related charges - During the three months ended December 31, 2016, the Company recorded $2.7 million in restructuring and related charges, consisting of $1.1 million for severance charges, $1.4 million for non-cash asset write-downs associated with the discontinued use of certain equipment, and $0.2 million for other charges. During the twelve months ended December 31, 2016, the Company incurred $26.4 million in restructuring and related charges, including $8.9 million for severance charges, $17.3 million for non-cash asset write-downs associated with the discontinued use of certain trademarks and certain equipment, and $0.2 million for other charges.

Pension curtailment gain - During the three and twelve months ended December 31, 2016, the Company recorded a pension curtailment gain of $2.1 million in connection with its decision to freeze both its U.S. qualified and non-qualified defined benefit pension plans as of January 1, 2019.

Venezuela currency devaluation - During the twelve months ended December 31, 2016, the Company recorded a charge of $2.7 million related to the devaluation of the Venezuelan Bolivar from the previously-prevailing official exchange rate of 6.3 Bolivars to U.S. Dollars to 10.0 Bolivars to U.S. Dollars.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017		2016		2017		2016
Net sales	$415.6	100%	$382.3	100%	$1,599.1	100%	$1,509.1	100%
Cost of goods and services sold	287.1	69	258.9	68	1,086.5	68	1,008.0	67
Gross profit	128.5	31	123.4	32	512.6	32	501.1	33
Research and development	9.7	2	9.6	2	39.1	3	36.8	2
Selling, general and administrative expenses	58.9	14	60.9	16	242.6	15	239.8	16
Other (income) expense, net	(1.1)	—	(1.4)	—	2.0	—	27.7	2
Operating profit	61.0	15	54.3	14	228.9	14	196.8	13
Interest expense, net	1.7	1	1.1	—	6.5	—	7.0	—
Income before income taxes	59.3	14	53.2	14	222.4	14	189.8	13
Income tax expense	61.8	15	16.1	4	80.9	5	54.4	4
Equity in net income of affiliated companies	2.5	1	2.0	—	9.2	—	8.2	1
Net income	$—	—%	$39.1	10%	$150.7	9%	$143.6	10%

Net income per share:
Basic	$—		$0.53		$2.04		$1.96
Diluted	$—		$0.52		$1.99		$1.91

Average common shares outstanding	74.2		73.2		73.9		73.3
Average shares assuming dilution	75.9		74.9		75.8		75.0

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales:	2017	2016	2017	2016
Proprietary Products	$306.4	$290.0	$1,236.9	$1,189.9
Contract-Manufactured Products	109.2	92.4	362.5	320.2
Eliminations	—	(0.1)	(0.3)	(1.0)
Consolidated Total	$415.6	$382.3	$1,599.1	$1,509.1

Operating Profit (Loss):
Proprietary Products	$54.0	$56.3	$242.2	$241.9
Contract-Manufactured Products	18.2	12.6	48.3	38.2
U.S. pension expense	(1.1)	(2.2)	(4.3)	(8.8)
Stock-based compensation expense	(2.5)	(5.4)	(16.1)	(19.5)
General corporate costs	(7.6)	(6.4)	(30.1)	(28.0)
Adjusted Operating Profit	$61.0	$54.9	$240.0	$223.8
Adjusted Operating Profit Margin	14.7%	14.4%	15.0%	14.8%

Venezuela deconsolidation	—	—	(11.1)	—
Venezuela currency devaluation	—	—	—	(2.7)
Restructuring and related charges	—	(2.7)	—	(26.4)
Pension curtailment gain	—	2.1	—	2.1
Reported Operating Profit	$61.0	$54.3	$228.9	$196.8
Reported Operating Profit Margin	14.7%	14.2%	14.3%	13.0%

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Reported and Adjusted Operating Profit, Net Income and Diluted EPS

Three months ended December 31, 2017	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$61.0	$61.8	$—	$—
Tax law changes	—	(48.8)	48.8	0.64
Adjusted (Non-GAAP)	$61.0	$13.0	$48.8	$0.64

Twelve months ended December 31, 2017	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$228.9	$80.9	$150.7	$1.99
Tax law changes	—	(48.8)	48.8	0.64
Venezuela deconsolidation	11.1	—	11.1	0.15
Adjusted (Non-GAAP)	$240.0	$32.1	$210.6	$2.78

Three months ended December 31, 2016	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$54.3	$16.1	$39.1	$0.52
Restructuring and related charges	2.7	0.9	1.8	0.02
Pension curtailment gain	(2.1)	(0.8)	(1.3)	(0.01)
Tax law changes	—	(0.7)	0.7	0.01
Adjusted (Non-GAAP)	$54.9	$15.5	$40.3	$0.54

Twelve months ended December 31, 2016	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$196.8	$54.4	$143.6	$1.91
Restructuring and related charges	26.4	9.0	17.4	0.23
Venezuela currency devaluation	2.7	—	2.7	0.04
Pension curtailment gain	(2.1)	(0.8)	(1.3)	(0.01)
Tax law changes	—	(1.0)	1.0	0.01
Adjusted (Non-GAAP)	$223.8	$61.6	$163.4	$2.18

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Net Sales to Net Sales at Constant Currency(1)

Three months ended December 31, 2017	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$306.4	$109.2	$—	$415.6
Effect of changes in currency translation rates	(12.3)	(3.6)	—	(15.9)
Net sales at constant currency (Non-GAAP)(1)	$294.1	$105.6	$—	$399.7

Twelve months ended December 31, 2017	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$1,236.9	$362.5	$(0.3)	$1,599.1
Effect of changes in currency translation rates	(8.4)	(3.8)	—	(12.2)
Net sales at constant currency (Non-GAAP)(1)	$1,228.5	$358.7	$(0.3)	$1,586.9

(1) Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. Dollar at the applicable foreign exchange rates in effect during the comparable prior-year period.

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Reported Diluted EPS Guidance to Adjusted Diluted EPS Guidance

	2017 Actual	2018 Guidance	% Change
Reported diluted EPS	$1.99	$2.80 to $2.90	40.7% to 45.7%
Venezuela deconsolidation	0.15	—
Tax law changes impact	0.64	—
Adjusted diluted EPS	$2.78	$2.80 to $2.90	0.7% to 4.3%
Stock comp tax benefit	(0.44)	(0.14)
Adjusted diluted EPS
excl. stock comp tax benefit	$2.34	$2.66 to $2.76	13.7% to 17.9%

Notes:

See “Full-Year 2018 Financial Guidance” and “Non-GAAP Financial Measures” in today’s press release for additional information regarding adjusted diluted EPS.

Guidance includes various currency exchange rate assumptions, most significantly the Euro at $1.20 for 2018. 2017 results were translated at an average rate of $1.13. Each $0.01 change in the Euro exchange rate results in approximately a $0.01 change in EPS.

Guidance excludes possible cost and benefits from the announced Global Operations restructuring plan.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Twelve Months Ended December 31,
	2017	2016
Depreciation and amortization	$96.7	$90.7
Operating cash flow	$263.3	$219.4
Capital expenditures	$130.8	$170.2

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of December 31, 2017	As of December 31, 2016
Cash and cash equivalents	$235.9	$203.0
Debt	$197.0	$228.6
Equity	$1,279.9	$1,117.5
Net debt-to-total invested capital(2)	N/A	2.2%
Working capital	$464.0	$400.9

(2) Net debt and total invested capital are Non-GAAP measures. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders’ equity. Please refer to “Non-GAAP Financial Measures” in this release for additional information regarding those measures.

Trademark Notices

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.